EXHIBIT 2.1






                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                February 8, 1998

                                      among

                                CVS CORPORATION,

                                ARBOR DRUGS, INC.

                                       AND

                              RED ACQUISITION, INC.







NYFS01...:\08\16508\0003\139\AGR2098U.460

                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----

                                ARTICLE 1
                               THE MERGER............................  2

       SECTION 1.01.    The Merger...................................  2
       SECTION 1.02.    Conversion of Shares.........................  2
       SECTION 1.03.    Surrender and Payment........................  4
       SECTION 1.04.    Stock Options................................  6
       SECTION 1.05.    Fractional Shares............................  8
       SECTION 1.06.    Adjustments..................................  9

                                 ARTICLE 2
                        THE SURVIVING CORPORATION....................  9

       SECTION 2.01.    Articles of Incorporation....................  9
       SECTION 2.02.    Bylaws....................................... 10
       SECTION 2.03.    Directors and Officers....................... 10

                                ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF COMPANY.............10

       SECTION 3.01.    Organization and Power....................... 10
       SECTION 3.02.    Corporate Authorization...................... 11
       SECTION 3.03.    Governmental Authorization................... 11
       SECTION 3.04.    Non-contravention............................ 12
       SECTION 3.05.    Capitalization of Company.................... 13
       SECTION 3.06.    Capitalization of Subsidiaries............... 14
       SECTION 3.07.    SEC Filings.................................. 14
       SECTION 3.08.    Financial Statements......................... 15
       SECTION 3.09.    Disclosure Documents......................... 15
       SECTION 3.10.    Information Supplied......................... 16
       SECTION 3.11.    Absence of Certain Changes................... 16
       SECTION 3.12.    No Undisclosed Material
                        Liabilities.................................. 18
       SECTION 3.13.    Litigation................................... 19
       SECTION 3.14.    Taxes........................................ 19
       SECTION 3.15.    Employee Benefit Plans; ERISA................ 20
       SECTION 3.16.    Compliance with Laws; No Default;
                        No Non-Competes.............................. 23
       SECTION 3.17.    Finders' Fees................................ 23
       SECTION 3.18.    Environmental Matters........................ 24
       SECTION 3.19.    Assets....................................... 25
       SECTION 3.20.    Opinion of Financial......................... 25

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       SECTION 3.21.    Transactions with Affiliates................. 26
       SECTION 3.22.    Pooling; Tax Treatment....................... 26
       SECTION 3.23.    Pooling Letter............................... 26
       SECTION 3.24.    Takeover Statutes............................ 26
       SECTION 3.25.    Affiliates................................... 27

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF PARENT............. 27

       SECTION 4.01.    Organization and Power....................... 27
       SECTION 4.02.    Corporate Authorization...................... 28
       SECTION 4.03.    Governmental Authorization................... 28
       SECTION 4.04.    Non-contravention............................ 29
       SECTION 4.05.    Capitalization of Parent..................... 29
       SECTION 4.06.    Capitalization of Subsidiaries............... 31
       SECTION 4.07.    SEC Filings.................................. 31
       SECTION 4.08.    Financial Statements......................... 32
       SECTION 4.09.    Disclosure Documents......................... 32
       SECTION 4.10.    Information Supplied......................... 33
       SECTION 4.11.    Absence of Certain Changes................... 33
       SECTION 4.12.    No Undisclosed Material
                        Liabilities.................................. 35
       SECTION 4.13.    Litigation................................... 35
       SECTION 4.14.    Taxes........................................ 36
       SECTION 4.15.    Employee Benefits, ERISA..................... 37
       SECTION 4.16.    Compliance with Laws; No Default;
                        No Non-Competes.............................. 38
       SECTION 4.17.    Finders' Fees................................ 39
       SECTION 4.18.    Environmental Matters........................ 39
       SECTION 4.19.    Assets....................................... 40
       SECTION 4.20.    Accounting Matters........................... 40
       SECTION 4.21.    Pooling Letter............................... 41
       SECTION 4.22.    Takeover Statutes............................ 41
       SECTION 4.23.    Merger Subsidiary............................ 41

                                    ARTICLE 5
                                COVENANTS............................ 41

       SECTION 5.01.    Conduct of Company........................... 41
       SECTION 5.02.    Conduct of Parent............................ 44
       SECTION 5.03.    Stockholder Meeting; Proxy
                        Materials; Form S-4.......................... 46
       SECTION 5.04.    Access to Information........................ 47
       SECTION 5.05.    No Solicitation.............................. 48
       SECTION 5.06.    Notices of Certain Events.................... 50
       SECTION 5.07.    Reasonable Best Efforts...................... 51
       SECTION 5.08.    Cooperation.................................. 52
       SECTION 5.09.    Public Announcements......................... 52

       SECTION 5.10.    Further Assurances........................... 53
       SECTION 5.11.    Affiliates; Registration Rights.............. 53
       SECTION 5.12.    Director and Officer Liability............... 53
       SECTION 5.13.    Obligations of Merger Subsidiary............. 55
       SECTION 5.14.    Listing of Stock............................. 55
       SECTION 5.15.    Antitakeover Statutes........................ 55
       SECTION 5.16.    Tax and Accounting Treatment................. 55
       SECTION 5.17.    Employee Benefits............................ 56
       SECTION 5.18.    Parent Board of Directors.................... 57
       SECTION 5.19.    Combined Financial Results................... 57
       SECTION 5.20.    Charitable Commitment........................ 57
       SECTION 5.21.    Parent's Registration Rights................. 58

                                    ARTICLE 6
                        CONDITIONS TO THE MERGER..................... 58

       SECTION 6.01.    Conditions to the Obligations of
                        Each Party................................... 58
       SECTION 6.02.    Conditions to the Obligations of
                        Parent and Merger Subsidiary................. 59
       SECTION 6.03.    Conditions to the Obligations of
                        Company...................................... 60

                                    ARTICLE 7
                               TERMINATION........................... 61

       SECTION 7.01.    Termination.................................. 61
       SECTION 7.02.    Effect of Termination........................ 62

                                    ARTICLE 8
                              MISCELLANEOUS.......................... 63

       SECTION 8.01.    Notices...................................... 63
       SECTION 8.02. Entire Agreement; Non-survival of Representations and Warranties;
                        Third Party Beneficiaries.................... 64
       SECTION 8.03.    Amendments; No Waivers....................... 65
       SECTION 8.04.    Expenses..................................... 65
       SECTION 8.05.    Successors and Assigns....................... 66
       SECTION 8.06.    Governing Law................................ 66
       SECTION 8.07.    Jurisdiction................................. 66
       SECTION 8.08.    Counterparts; Effectiveness.................. 67
       SECTION 8.09.    Interpretation............................... 67
       SECTION 8.10.    Severability................................. 67
       SECTION 8.11.    Specific Performance......................... 68

Schedules

Exhibit A               Option and Voting Agreement
Exhibit B               Registration Rights Agreement
Exhibit C-1             Affiliate's Letter Relating to Pooling
                        (Company)
Exhibit C-2             Affiliate's Letter Relating to Pooling
                        (Parent)
Exhibit C-3             Affiliate's Letter (Company)
Exhibit D               Form of Tax Certificate (Parent)
Exhibit E               Form of Tax Certificate (Company)

                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER dated as of February 8, 1998 among CVS Corporation, a Delaware corporation ("PARENT"), Arbor Drugs, Inc., a Michigan corporation ("COMPANY"), and Red Acquisition, Inc., a Michigan corporation and a wholly-owned subsidiary of Parent
("MERGER SUBSIDIARY").

            WHEREAS, respective Boards of Directors of Parent and Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of Company by Parent on the terms and conditions set forth herein;

            WHEREAS, for United States federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the rules and regulations promulgated thereunder;

            WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP"); and

            WHEREAS, as a condition and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into an Option and Voting Agreement with certain stockholders of Company ("SELLING STOCKHOLDERS") in the form of Exhibit A hereto (the "OPTION AGREEMENT") pursuant to which, among other things, each Selling Stockholder has agreed (i) under certain circumstances to sell the shares of Company Common Stock owned by such Selling Stockholder to Parent and (ii) to vote the shares of Company Common Stock owned by such Selling Stockholder in favor of this Agreement and the Merger provided for herein;

            NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

            SECTION 1.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Subsidiary shall be merged (the "MERGER") with and into Company in accordance with the Michigan Business Corporation Act (the "MICHIGAN LAW"), whereupon the separate existence of Merger Subsidiary shall cease, and Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

            (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on a date (the "CLOSING DATE") which shall be no later than the second business day after satisfaction of the conditions set forth in Article 6, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by the parties hereto.

            (c) Upon the Closing, Company and Merger Subsidiary will file a certificate of merger with the Michigan Department of Consumer and Industry Services and make all other filings or recordings required by Michigan Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Michigan Department of Consumer and Industry Services or at such later time as is agreed by Parent and Company and specified in the certificate of merger (the "EFFECTIVE TIME").

            (d) The Merger shall have the effects set forth in Section 450.1724 of the Michigan Law.

            SECTION 1.02.  Conversion of Shares.  (a)  At the Effective Time:

                      (i) each share of Common Stock, par value $0.01 per share, of Company ("COMPANY COMMON STOCK") owned by Parent or any Subsidiary (as hereinafter defined) of Parent immediately prior to the Effective Time shall be canceled, and no



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
            Parent Common Stock or other consideration shall be delivered in exchange therefor;

                     (ii) each share of common stock of Merger Subsidiary
            ("MERGER SUBSIDIARY COMMON STOCK") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                    (iii) each share (each, a "SHARE" and collectively, the
            "SHARES") of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)(i), be converted into the right to receive the number of shares of fully paid and non-assessable Common Stock, par value $0.01 per share ("PARENT COMMON STOCK"), of Parent equal to that number (the "EXCHANGE RATIO") (rounded to the nearest ten-thousandth) determined by dividing $23 by the Parent Average Closing Price; provided that the Exchange Ratio (x) shall not be less than 0.3182 and (y) shall not exceed 0.3660 ((x) and (y) being referred to as "COLLARS").

            For purposes of this Agreement, "PARENT AVERAGE CLOSING PRICE" means the average closing price per share of the Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for the Random Trading Days and "RANDOM TRADING DAYS" means the ten trading days selected by lot out of the twenty trading days ending on and including the fifth trading day preceding the date of the Company Stockholders Meeting (with the Random Trading Days selected by lot by Parent and Company at 5:00 p.m. New York time on the fifth trading day prior to the date of the Company Stockholders Meeting).

            (b) From and after the Effective Time, all Shares converted in accordance with Section 1.02(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (as hereinafter defined) and any dividends payable pursuant to Section 1.03(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all

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purposes to represent the number of shares of common stock of the Surviving
Corporation into which they were converted in accordance with Section
1.02(a)(ii).

            (c) The Parent Common Stock to be received as consideration pursuant to the Merger by each holder of Shares (together with cash in lieu of fractional shares of Parent Common Stock as specified below) is referred to herein as the "MERGER CONSIDERATION".

            (d) For purposes of this Agreement, the word "SUBSIDIARY" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority (as hereinafter defined).

            SECTION 1.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to Company (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Immediately following the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to Section 1.02 in exchange for outstanding shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time (i) a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the certificates representing Parent Common Stock and Company Common Stock shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates representing Shares in exchange for the certificates representing Parent Common Stock.

            (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares and any dividends payable pursuant to Section 1.03(f). Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and any dividends payable pursuant to
Section 1.03(f).

            (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Shares represented by the certificate or certificates so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

            (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

            (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration and any dividends payable pursuant to Section 1.03(f) in respect of his Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

            (f) No dividends or other distributions with respect to Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 1.03. Subject to the effect of applicable laws, following the surrender of such certificates, there shall be paid, without interest, to the record holder of the Parent Common Stock issued in exchange therefor at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of Parent Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon.

            SECTION 1.04. Stock Options. (a) As soon as practicable following the date of this Agreement, Parent and Company (or, if appropriate, any committee of the Board of Directors of Company administering Company's Amended and Restated Stock Option Plan and 1996 Stock Option Plan (collectively, the "COMPANY OPTION PLANS") shall take such action as may be required to effect the following provisions of this Section 1.04(a). The terms of each outstanding option granted by Company to purchase shares of Company Common Stock under the Company Option Plans (a "COMPANY STOCK OPTION"), whether vested or unvested, shall be adjusted as necessary to provide that at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option (after giving effect to the existing provisions in the Company Option Plans or related option agreements that provide for the automatic acceleration of vesting upon consummation of a change of control of Company), the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time (assuming for this purpose that such option were then exercisable), at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an "ADJUSTED OPTION"); provided that (after aggregating all the Shares of a holder subject to Company Stock Options) any fractional share of Parent Common Stock resulting from such calculation for such holder shall be rounded down to the nearest whole share; and provided further that, in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("QUALIFIED STOCK OPTIONS"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such Adjusted Option shall be determined in such manner so as to comply with Section 424 of the Code. Upon exercise of an Adjusted Option, a cash payment shall be made to the holder of such Adjusted Option for the fractional share of Parent Common Stock referred to in the preceding sentence. For purposes of determining the amount of such payment the price of the Parent Common Stock shall be the average closing price per share of the Parent Common Stock on the NYSE for the five trading days immediately prior to the date of exercise.

            (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Option Plans and that such Company Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.04 after giving effect to the Merger).

            (c) Parent shall take such actions as are necessary for the assumption of the Company Option Plans pursuant to this Section 1.04, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 1.04. Parent shall prepare and file with the SEC (as hereinafter defined) a registration statement on Form S-8 or other appropriate form with respect to shares of Parent Common Stock subject to Company Stock Options issued under such Company Option Plans and shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective

Time and to maintain the effectiveness of such registration statement or registration statements covering such Company Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the 1934 Act (as hereinafter defined), where applicable, Parent shall use all reasonable efforts to administer the Company Option Plans assumed pursuant to this Section 1.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the applicable Company Option Plan complied with such rule prior to the Merger.

            SECTION 1.05. Fractional Shares. (a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.05, a cash payment in lieu of such fractional shares of Parent Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions of the number of shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 1.03(a) over the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of the certificates representing Shares pursuant to Section 1.03(b) (such excess being herein called the "EXCESS SHARES"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Shares, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

            (b) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The proceeds from such sale or sales available for distribution to the holders of Shares shall be reduced by the compensation payable to the Exchange

Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, including all related commissions, transfer taxes and other out-of-pocket transaction costs. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such net proceeds in trust for the holders of Shares (the "COMMON SHARES TRUST"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

            (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

            SECTION 1.06. Adjustments. In the event of any split, combination or reclassification of the outstanding Parent Common Stock or any issuance of any other securities in exchange or in substitution for outstanding shares of Parent Common Stock at any time during the period from the date of this Agreement to the Effective Time, Company and Parent shall make such adjustment to the Exchange Ratio and the Collars as Company and Parent shall mutually agree so as to preserve the economic benefits that Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.


                                    ARTICLE 2

                            THE SURVIVING CORPORATION

            SECTION 2.01. Articles of Incorporation. The articles of incorporation of Merger Subsidiary shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

            SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

            SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Michigan Law and the articles of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.


                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF COMPANY

            Company represents and warrants to Parent that:

            SECTION 3.01. Organization and Power. Each of Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company. Each of Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company. For purposes of this Agreement, a "MATERIAL ADVERSE EFFECT" with respect to any Person means a material adverse effect (i) on the condition (financial or otherwise), business, liabilities, properties, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement. Schedule 3.01 sets forth a complete list of Company's Subsidiaries that are "significant subsidiaries", as such term is defined in Section 1-02 of Regulation S-X under the 1934 Act (each, a "SIGNIFICANT SUBSIDIARY"). Company has heretofore delivered to Parent true and complete copies of Company's articles of incorporation and bylaws as currently in effect.

            SECTION 3.02. Corporate Authorization. The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby are within Company's corporate powers and, except as set forth in the next succeeding sentence of this Section 3.02, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding at equity or at law).

            SECTION 3.03. Governmental Authorization. The execution, delivery and performance by Company of this Agreement, and the consummation by Company of the transactions contemplated hereby, require no action by or in respect of, or filing with, any federal, state or local government or any court, administrative agency or commission or other governmental agency or authority (a "GOVERNMENTAL AUTHORITY") other than (a) the filing of a certificate of merger with respect to the Merger with the Michigan Department of Consumer and Industry Services and appropriate documents with the relevant authorities of other states in which Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); (c) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 ACT"); (d) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 ACT"); (e) compliance with any other applicable securities laws; (f) those that may be required solely by reason of Parent's or Merger Subsidiary's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) the approval of the relevant pharmacy board, alcoholic beverage commission and lottery commission in Michigan; (h) actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; and (i) filings and notices not required to be made or given until after the Effective Time.

            SECTION 3.04. Non-contravention. Except as set forth on Schedule 3.04, the execution, delivery and performance by Company of this Agreement do not, and the consummation by Company of the transactions contemplated hereby will not (a) assuming receipt of the approval of stockholders referred to in
Section 3.02, contravene or conflict with the articles of incorporation, bylaws or similar organizational documents of Company or any of its Significant Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Company or any Subsidiary of Company, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Company or any Subsidiary of Company or to a loss of any benefit to which Company or any Subsidiary of Company is entitled under any provision of any agreement, contract or other instrument binding upon Company or any Subsidiary of Company and which either has a term of more than one year or involves the payment or receipt of money in excess of $250,000 (a "COMPANY AGREEMENT") or any license, franchise, permit or other similar authorization held by Company or any Subsidiary of Company, or (d) result in the creation or imposition of any Lien on any asset of Company or any Subsidiary of Company, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Company. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            SECTION 3.05. Capitalization of Company. (a) The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, par value $.01 per share (the "COMPANY PREFERRED STOCK"). As of the close of business on January 31, 1998, 59,363,555 shares of Company Common Stock are issued and outstanding, no shares of Company Common Stock are reserved for issuance under Company's 401(k) Savings Plan, 750,000 shares of Company Common Stock are reserved for issuance under Company's Employee Stock Purchase Plan, 8,352,195 shares of Company Common Stock are reserved for issuance pursuant to options previously granted pursuant to the Company Stock Option Plans and no shares of the Company Preferred Stock are issued or outstanding. All holders of Company Common Stock as of the record date will be entitled to vote with respect to the Merger. All the outstanding shares of Company's capital stock are, and all shares which may be issued pursuant to the Company Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in this Section 3.05 or in Schedule 5.01, (ii) for the transactions contemplated by this Agreement, including those permitted in accordance with Section 5.01(f), (iii) for changes since January 31, 1998 resulting from the exercise of employee and director stock options outstanding on such date and (iv) for Shares that may be issued as provided in Section 5.01(f), there are outstanding (x) no shares of capital stock or other voting securities of Company, (y) no securities of Company convertible into or exchangeable for shares of capital stock or voting securities of Company, and
(z) no options, warrants or other rights to acquire from Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Company, obligating Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company or obligating Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "COMPANY SECURITIES"). None of Company or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities (as hereinafter defined), including as a result of the transactions contemplated by this Agreement. Except as permitted by this Agreement, the number of shares of Company Common Stock outstanding is not subject to change prior to the Effective Time. Except as permitted by this Agreement, following the Merger, neither Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

            (b) There are no voting trusts or other agreements or understandings to which Company or any Subsidiary of Company is a party with respect to the voting of the capital stock of Company or any Subsidiary of Company.

            SECTION 3.06. Capitalization of Subsidiaries. Except as set forth in
Schedule 3.06, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Company, is owned by Company, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Company or any Subsidiary of Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Company, or (ii) options or other rights to acquire from Company or any Subsidiary of Company, and no other obligation of Company or any Subsidiary of Company to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES").

            SECTION 3.07. SEC Filings. (a) Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since July 31, 1996 (the "COMPANY SEC DOCUMENTS").

            (b) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document.

            (c) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document.

            SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Company included in Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997 (the "COMPANY 10-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1997 have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "COMPANY BALANCE SHEET" means the consolidated balance sheet of Company as of July 31, 1997 set forth in the Company 10-K and "COMPANY BALANCE SHEET DATE" means July 31, 1997.

            SECTION 3.09. Disclosure Documents. Neither the proxy statement of Company (the "COMPANY PROXY STATEMENT") to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the proxy statement or any such amendment or supplement is first mailed to shareholders of Company or at the time such shareholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the 1934 Act. No representation or warranty is made by Company in this Section 3.09 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

            SECTION 3.10. Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Form S-4 (as hereinafter defined) or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the 1933 Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

            SECTION 3.11. Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule 3.11, since the Company Balance Sheet Date, Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

            (a) any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on Company, except for general economic changes, changes that affect the industry of Company or any of its Subsidiaries generally, and changes in Company's business after the date hereof attributable solely to the execution of this Agreement or actions taken by Parent;

            (b) except for a dividend payable in Company Common Stock on the Company Common Stock (all effects of which are reflected in Section 3.05 of this Agreement) and an increase to $.06 per share of the regular quarterly cash dividend on the Company Common Stock, each as authorized by the Company's Board of Directors in December 1997, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company, or any repurchase, redemption or other acquisition by Company or any Subsidiary of Company of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Company or any Subsidiary of Company;

            (c) any amendment of any term of any outstanding security of Company or any Subsidiary of Company that would increase the obligations of Company or such Subsidiary under such security;

            (d) (x) any incurrence or assumption by Company or any Subsidiary of Company of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) (A) in the ordinary course of business consistent with past practices (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures disclosed in writing to Parent shall be considered to have been in the ordinary course of business consistent with past practice) or
      (B) in connection with (1) any acquisition or capital expenditure permitted by Section 5.01 or (2) the transactions contemplated hereby, or
      (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Company or any Subsidiary of Company for the obligations of any other Person (other than any wholly owned Subsidiary of Company), other than in the ordinary course of business consistent with past practice;

            (e) any creation or assumption by Company or any Subsidiary of Company of any Lien on any material asset of Company or any Subsidiary of Company other than in the ordinary course of business consistent with past practices;

            (f) any making of any loan, advance or capital contribution to or investment in any Person by Company or any Subsidiary of Company other than (i) any acquisition permitted by Section 5.01, (ii) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Company or (iii) loans or advances to employees of Company or any Subsidiary of Company made in the ordinary course of business consistent with past practices;

            (g) (i) any contract or agreement entered into by Company or any Subsidiary of Company on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Company or any Subsidiary of Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that would be reasonably likely to have a Material Adverse Effect on Company, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

            (h) any material change in any method of accounting or accounting principles or practice by Company or any Subsidiary of Company, except for any such change required by reason of a change in GAAP; or

            (i) except for items permitted by Section 5.17, any (i) grant of any severance or termination pay to any director, officer or employee of Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or
      (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Company or any of its Subsidiaries other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees of Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices.

            SECTION 3.12. No Undisclosed Material Liabilities. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Company or any Subsidiary of Company since the Company Balance Sheet Date, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

            (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

            (b) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Company; or

      (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

            SECTION 3.13. Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Company, threatened against or affecting, Company or any Subsidiary of Company or any of their respective properties before any Governmental Authority which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Company.

            SECTION 3.14. Taxes. (a) Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which Company or any Subsidiary is or has been a member, has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, true and complete in all material respects;

            (b) Company and each of its Subsidiaries has paid (or has had paid on its behalf) or, where payment is not yet due, has established or will timely establish (or has had or will timely have established on its behalf and for its sole benefit and recourse) an adequate accrual in accordance with GAAP for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time;

            (c) The federal income Tax Returns of Company and its Subsidiaries have been examined and settled with the Internal Revenue Service (the "SERVICE") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1995;

            (d) There are no material Liens or encumbrances for Taxes on any of the assets of Company or its

Subsidiaries (other than for current Taxes not yet due and payable);

            (e) Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

            (f) No federal, state, local or foreign audits or administrative proceedings are presently pending with regard to any material Taxes or Tax Return of Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding; and

            (g) "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Service or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts, and any joint, several and/or transferee liabilities, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

            SECTION 3.15. Employee Benefit Plans; ERISA. (a) Except as set forth in Schedule 3.15(a), there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with Company would be deemed a "CONTROLLED GROUP" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Company or any of its Subsidiaries has or may have a liability (the "COMPANY BENEFIT PLANS"). Except as disclosed in Schedule 3.15(a) (or as otherwise permitted by this Agreement): (1) neither Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee or terminated employee of Company or any ERISA Affiliate; and (2) since October 31, 1997, there has been no change, amendment, modification to, or adoption of, any Company Benefit Plan, in each case, that has had, or would be reasonably likely to have, a Material Adverse Effect on Company.

            (b) With respect to each Company Benefit Plan, except as disclosed in Schedule 3.15(b) or as would not, individually or in the aggregate, have a Material Adverse Effect on Company: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred; (v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full.

            (c) None of the Company Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

            (d) Except as disclosed in Schedule 3.15(d), neither Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063- 4064 and 4069 of ERISA) that has not been satisfied in full except as, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Company or that has not been reflected on Company's consolidated financial statements.

            (e) With respect to each Company Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), except as specifically disclosed in
Schedule 3.15(e), no such plan provides medical or death benefits with respect to current or former employees of Company or any of its Subsidiaries beyond their termination of employment, other than as may be required under Part 6 of Title I of ERISA and at the expense of the participant or the participant's beneficiary and except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Company.

            (f) Except with respect to payments under the agreements and programs specified in Schedule 3.15(f), the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Company Benefit Plan.

            (g) Except as disclosed in Schedule 3.15(a), there is no Company Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

            (h) Schedule 3.15(h) identifies each collective bargaining agreement to which Company or any of its Significant Subsidiaries is a party and copies of each such agreement have been furnished to or made available to Parent. Except as set forth on Schedule 3.15(h), or except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Company,
(i) there is no labor strike, slowdown or work stoppage or lockout against Company or any of its Significant Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of Company, no question concerning representation exists with respect to the employees of Company or any of its Significant Subsidiaries.

            SECTION 3.16. Compliance with Laws; No Default; No Non-Competes. (a) Neither Company nor any of its Subsidiaries is in violation of or, since December 31, 1996, has been in violation of or has failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that have not had and would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on Company.

            (b) Each Company Agreement is a valid, binding and enforceable obligation of Company and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Company. None of Company or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective articles of incorporation or by-laws or similar organizational documents or (ii) except as disclosed in
Schedule 3.16, any Company Agreement and except, in the case of clause (ii) above for defaults or violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on Company. Company has all permits and licenses (including pharmaceutical and liquor licenses and permits) necessary to carry on the business being conducted at each store location, except where the failure to have such permit or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Company. Except as disclosed in Schedule 3.16, neither Company nor any Subsidiary of Company is a party to any agreement that expressly limits the ability of Company or any Subsidiary of Company to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not be reasonably likely to have a Material Adverse Effect on Company.

            SECTION 3.17. Finders' Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Parent, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Company or any Subsidiary of Company upon consummation of the transactions contemplated by this Agreement.

            SECTION 3.18. Environmental Matters. (a) Except as set forth in the Company 10-K:

                      (i) no notice, notification, demand, request for
            information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Company or any Subsidiary of Company, is threatened by any Person against, Company or any Subsidiary of Company with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Company;

                     (ii) no Hazardous Substance has been discharged, disposed
            of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of Company, previously owned, leased or operated by Company or any Subsidiary of Company, which circumstance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Company; and

                    (iii) there are no Environmental Liabilities that,
            individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect on Company.

            (b) For purposes of this Section, the following terms shall have the meanings set forth below:

                      (i) "COMPANY" and "SUBSIDIARY OF COMPANY" shall include any entity which is, in whole or in part, a predecessor of Company or any of its Subsidiaries;

                     (ii) "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restrictions or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials;

                    (iii) "ENVIRONMENTAL LIABILITIES" means any and all
            liabilities of or relating to Company or any Subsidiary of Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to matters covered by Environmental Laws and arise from actions occurring or conditions existing on or prior to the Effective Time; and

                     (iv) "HAZARDOUS SUBSTANCES" means any pollutant,
            contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

            SECTION 3.19. Assets. The assets, properties, rights and contracts, including (as applicable), title or leaseholds thereto, of Company and its Subsidiaries, taken as a whole, are sufficient to permit Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on Company. All material real property owned by Company and its Subsidiaries is owned free and clear of all Liens, except (A) those reflected or reserved against in the latest balance sheet (or notes thereto) of Company included in the Company SEC Documents filed prior to the date hereof, (B) taxes and general and special assessments not in default and payable without penalty or interest, and (C) Liens that do not materially adversely interfere with any present use of such property.

            SECTION 3.20. Opinion of Financial. Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion, the Exchange Ratio to be received by the holders of Shares in connection with the Merger is fair to such holders from a financial point of view, and such opinion has not been withdrawn.

            SECTION 3.21. Transactions with Affiliates. Except to the extent disclosed in the Company SEC Documents filed prior to the date hereof or in
Schedule 3.21, since the Company Balance Sheet Date there have been no transactions, agreements, arrangements or understandings between Company or its Subsidiaries, on the one hand, and Company's Affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act. For purposes of this Agreement, the term "AFFILIATE", when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate", the term "CONTROL" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            SECTION 3.22. Pooling; Tax Treatment. (a) The Company intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

            (b) Neither Company nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368 of the Code (a "368 REORGANIZATION").

            SECTION 3.23. Pooling Letter. Company has received a letter from Coopers & Lybrand LLP dated as of the date hereof and addressed to Company, a copy of which has been delivered to Parent, stating that Coopers & Lybrand LLP believes that the acquisition of Company by Parent should be treated as a "pooling of interests" as described in Section 3.22(a).

            SECTION 3.24. Takeover Statutes. The Board of Directors of Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by the Merger, this Agreement and the Option

Agreement, including, but not limited to, all actions required to render the provisions of Section 775 through Section 784 of the Michigan Law restricting business combinations with "interested shareholders" inapplicable to such transactions and to provide that none of Parent, Merger Subsidiary or any of their affiliates shall become an "interested shareholder" upon the execution and delivery of the Option Agreement or the acquisition of Company Common Stock pursuant thereto, such that any business combination thereafter proposed among Parent or Merger Subsidiary or their affiliates and the Company shall be exempt from the requirements of such Sections. The Company has taken all action necessary to opt out of Sections 790 through 799 of the Michigan Law in order to render the provisions of such statutes restricting voting rights of "control shares" inapplicable to Company Common Stock acquired by Parent, Merger Subsidiary or their affiliates pursuant to the Merger or the Option Agreement. No other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a "TAKEOVER STATUTE") applicable to Company or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

            SECTION 3.25. Affiliates. Schedule 3.25 sets forth each Person who, as of the date hereof, is, to the best of Company's knowledge, deemed to be an Affiliate of Company.


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to Company that:

            SECTION 4.01. Organization and Power. Each of Parent and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Schedule 4.01 sets forth a complete list of Parent's Significant Subsidiaries. Parent has delivered to Company true and complete copies of Parent's and Merger Subsidiary's certificate of incorporation and bylaws as currently in effect.

            SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of Parent. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent or Merger Subsidiary, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding at equity or at law). The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

            SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, require no action, by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Michigan Department of Consumer and Industry Services and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the 1933 Act; (d) compliance with any applicable requirements of the 1934 Act; (e) compliance with any other applicable securities laws; (f) those that may be required solely by reason of Company's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) the approval of the relevant pharmacy board, alcoholic beverage commission and lottery commission in Michigan; (h) actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent; and (i) filings and notices not required to be made or given until after the Effective Time.

            SECTION 4.04. Non-contravention. Except as set forth on Schedule 4.04, the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement do not, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby will not (a) contravene or conflict with the certificate of incorporation, bylaws or similar organizational documents of Parent or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Subsidiary, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Subsidiary or to a loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Parent or Merger Subsidiary and which either has a term of more than one year or involves the payment or receipt of money in excess of $1,000,000 (a "PARENT AGREEMENT") or any license, franchise, permit or other similar authorization held by Parent or Merger Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

            SECTION 4.05. Capitalization of Parent. (a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock (subject to any changes in the capital structure of Parent after the date hereof and prior to the Effective Date that would cause an appropriate adjustment pursuant to Section 1.06), 120,619 shares of Cumulative Preferred Stock, par value $0.01 per share (the "PARENT PREFERRED STOCK"), and 50,000,000 shares of Preference Stock, par value $1 per share (the "PARENT ESOP PREFERENCE STOCK"). As of the close of business on December 31, 1997, (i) 172,802,881 shares of Parent Common Stock are issued and outstanding, 5,680,101 shares of Parent Common Stock are held in Parent's treasury, 6,160,452 shares of Parent Common Stock are reserved for issuance upon conversion of shares of Parent ESOP Preference Stock, 9,863,709 shares of Parent Common Stock are reserved for additional grants under option and other stock-based plans and 5,395,082 shares of Parent Common Stock are reserved for issuance pursuant to options previously granted pursuant to Parent option plans,
(ii) 5,324,504 shares of Parent ESOP Preference Stock are issued and outstanding, and (iii) no shares of Parent Preferred Stock are issued or outstanding. All the outstanding shares of Parent's capital stock are, and all shares which may be issued pursuant to Parent option plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 4.05, except for the transactions contemplated by this Agreement (including those permitted in Section 5.02(d)), and except for changes since December 31, 1997 resulting from the exercise of employee and director stock options outstanding on such date, as of the date hereof, there are outstanding (x) no shares of capital stock or other voting securities of Parent, (y) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, and (z) no options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "PARENT SECURITIES"). None of Parent or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Parent Securities or any

Parent Subsidiary Securities, including as a result of the transactions contemplated by this Agreement.

            (b) Except for the provisions relating to the voting of Parent's ESOP Preference Stock by the applicable trustee in accordance with the instructions of plan participants, there are no voting trusts or other agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the voting of the capital stock of Parent or any Subsidiary of Parent.

            SECTION 4.06. Capitalization of Subsidiaries. Except as set forth in
Schedule 4.06, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Parent or any Subsidiary of Parent convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Parent, or (ii) options or other rights to acquire from Parent or any Subsidiary of Parent, and no other obligation of Parent or any Subsidiary of Parent to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the "PARENT SUBSIDIARY SECURITIES"). The authorized capital stock of Merger Subsidiary consists of 60,000 shares of Merger Subsidiary Common Stock, of which 100 shares are outstanding. The number of shares of Merger Subsidiary Common Stock outstanding is not subject to change prior to the Effective Time.

            SECTION 4.07. SEC Filings. (a) Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (the "PARENT SEC DOCUMENTS").

            (b) As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent SEC Document.

            (c) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent SEC Document.

            SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in Parent's Current Report on Form 8-K (filed on July 17, 1997) for the fiscal year ended December 31, 1996 (the "PARENT 8-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "PARENT BALANCE SHEET" means the consolidated balance sheet of Parent as of December 31, 1996 set forth in the Parent 8-K.

            SECTION 4.09. Disclosure Documents. (a) The Registration Statement on Form S-4 of Parent (the "FORM S- 4") to be filed under the 1933 Act relating to the issuance of Parent Common Stock in the Merger, that may be required to be filed with the SEC in connection with the issuance of shares of Parent Common Stock pursuant to the Merger and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.09(b), comply as to form in all material respects with the applicable requirements of the 1933 Act.

            (b) Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section 4.09 with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference in the Form S-4.

            SECTION 4.10. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Company and at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            SECTION 4.11. Absence of Certain Changes. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule 4.11 and except in connection with the Permitted Parent Transactions (as hereinafter defined), since September 30, 1997, Parent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

            (a) any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on Parent, except for general economic changes and changes that affect the industry of Parent or any of its Subsidiaries generally;

            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than payment of Parent's regular quarterly cash dividend on Parent Common Stock, payment of required dividends on Parent ESOP Preference Stock and any other changes in the capital structure of Parent that would be reflected by an appropriate adjustment pursuant to Section 1.06) or any repurchase, redemption or other acquisition by Parent or any Subsidiary of Parent of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or any Subsidiary of Parent;

            (c) any amendment of any term of any outstanding security of Parent or any Subsidiary of Parent that would materially increase the obligations of Parent or such Subsidiary under such security;

            (d) (x) any incurrence or assumption by Parent or any Subsidiary of Parent of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions thereof that do not materially increase the commitments thereunder except to the extent of the amount required to refinance any indebtedness for borrowed money of Company and its Subsidiaries as of the Closing Date) (A) in the ordinary course of business consistent with past practices (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business consistent with past practice) or (B) in connection with the transactions contemplated by this Agreement, or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Parent or any Subsidiary of Parent for the obligations of any other Person (other than any Subsidiary of Parent), other than in the ordinary course of business consistent with past practice or in connection with obligations of Company and its Subsidiaries assumed at the Effective Time;

            (e) any creation or assumption by Parent or any Subsidiary of Parent of any Lien on any material asset of Parent or any Subsidiary of Parent other than in the ordinary course of business consistent with past practices;

            (f) any making of any loan, advance or capital contribution to or material investment in any Person by Parent or any Subsidiary of Parent other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Parent or (ii) loans or advances to employees of Parent or any Subsidiary of Parent made in the ordinary course of business consistent with past practices;

            (g) (i) any contract or agreement entered into by Parent or any Subsidiary of Parent on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Parent or any Subsidiary of Parent of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that would be reasonably likely to have a Material Adverse Effect on Parent, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement and other than dispositions of stores acquired in the Revco transaction; or

            (h) any material change in any method of accounting or accounting principles or practice by Parent or any Subsidiary of Parent, except for any such change required by reason of a change in GAAP.

            SECTION 4.12. No Undisclosed Material Liabilities. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Parent or any Subsidiary of Parent since December 31, 1996, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

            (a) liabilities or obligations (i) disclosed or provided for in the Parent Balance Sheet or in the notes thereto, (ii) disclosed in the Parent SEC Documents filed prior to the date hereof or (iii) disclosed in
      Schedule 4.12;

            (b) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent; or

            (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

            SECTION 4.13. Litigation. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any Subsidiary of Parent or any of their respective properties before any Governmental Authority which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Parent.

            SECTION 4.14. Taxes. (a) Parent and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which Company or any Subsidiary is or has been a member, has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects;

            (b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or, where payment is not yet due, has established or will timely establish (or has had or will timely have established on its behalf and for its sole benefit and recourse) an adequate accrual in accordance with GAAP for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time;

            (c) The federal income Tax Returns of Parent and its Subsidiaries have been examined by and settled with the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1990;

            (d) There are no material Liens or encumbrances for Taxes on any of the assets of Parent or its Subsidiaries (other than for current Taxes not yet due and payable);

            (e) Parent and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and

            (f) No federal, state, local or foreign audits or administrative proceedings are presently pending with regard to any material Taxes or Tax Return of Parent or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

            SECTION 4.15. Employee Benefits, ERISA. (a) Except as set forth in
Schedule 4.15, there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in
Section 3(3) of ERISA), maintained by Parent, any of its Subsidiaries or any ERISA Affiliate, that together with Parent would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Parent or any of its Subsidiaries has or may have a liability (the "PARENT BENEFIT PLANS"). Since September 30, 1997 there has been no change, amendment, modification to, or adoption of, any Parent Benefit Plan, in each case, that has had, or would be reasonably likely to have, a Material Adverse Effect on Parent.

            (b) With respect to each Parent Benefit Plan, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred;
(v) as of the date of this Agreement, no Lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full.

            (c) None of the Parent Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

            (d) Neither Parent nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) that has not been satisfied in full except as, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Parent or that has not been reflected on Parent's consolidated financial statements.

            (e) With respect to each Parent Benefit Plan that is a "welfare plan" (as defined in Section 3(l) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of Parent or any of its Subsidiaries beyond their termination of employment, other than as may be required under Part 6 of Title I of ERISA and at the expense of the participant or the participant's beneficiary and except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Parent.

            (f) The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Parent Benefit Plan.

            (g) Except as set forth in Schedule 4.15(g), there is no Parent Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

            (h) Except as set forth in Schedule 4.15(h), neither Parent nor any of its Significant Subsidiaries is a party to any collective bargaining agreement. Except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Parent, (i) there is no labor strike, slowdown or work stoppage or lockout against Parent or any of its Significant Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of Parent, no question concerning representation exists with respect to the employees of Parent or any of its Significant Subsidiaries.

            SECTION 4.16. Compliance with Laws; No Default; No Non-Competes. (a) Neither Parent nor any of its Subsidiaries is in violation of or, since December 31, 1996, has been in violation of or has failed to comply with, any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on Parent.

            (b) Each Parent Agreement is a valid, binding and enforceable obligation of Parent and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws or similar organizational documents or (ii) any Parent Agreement, except, in the case of clause (ii) above, for defaults or violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on Parent. Parent has all permits and licenses (including pharmaceutical and liquor licenses and permits) necessary to carry on the business being conducted at each store location, except where the failure to have such permit or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent. Neither Parent nor any Subsidiary of Parent is a party to any agreement that expressly limits the ability of Parent or any Subsidiary of Parent to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not be reasonably likely to have a Material Adverse Effect on Parent after giving effect to the Merger.

            SECTION 4.17. Finders' Fees. Except for Credit Suisse First Boston Corporation, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Parent or any Subsidiary of Parent upon consummation of the transactions contemplated by this Agreement.

            SECTION 4.18. Environmental Matters. (a) Except as set forth in the Parent 8-K:

                      (i) no notice, notification, demand, request for
            information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of

            Parent or any Subsidiary of Parent, is threatened by any Person, against Parent or any Subsidiary of Parent with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Parent;

                     (ii) no Hazardous Substance has been discharged, disposed
            of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of Parent, previously owned, leased or operated by Parent or any Subsidiary of Parent, which circumstance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Parent; and

                    (iii) there are no Environmental Liabilities that,
            individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect on Parent.

            (b) For purposes of this Section, capitalized terms used shall have the meanings assigned to them in Section 3.18(b), except that in all cases the word "Parent" shall be substituted for the word "Company".

            SECTION 4.19. Assets. The assets, properties, rights and contracts, including (as applicable), title or leaseholds thereto, of Parent and its Subsidiaries, taken as a whole, are sufficient to permit Parent and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as would not be reasonably likely to have a Material Adverse Effect on Parent. All material real property owned by Parent and its Subsidiaries is owned free and clear of all Liens, except (A) those reflected or reserved against in the latest balance sheet (or notes thereto) of Parent included in the Parent SEC Documents filed prior to the date hereof, (B) taxes and general and special assessments not in default and payable without penalty or interest, (C) Liens disclosed in Schedule 4.19 and (D) Liens that do not materially adversely interfere with any present use of such property.

            SECTION 4.20. Accounting Matters. Neither Parent nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying for "pooling of interests" accounting treatment as described in Section 3.22(a).

            SECTION 4.21. Pooling Letter. Parent has received a letter from KPMG Peat Marwick, LLP dated as of the date hereof and addressed to Parent, a copy of which has been delivered to Company, stating that, as of the date hereof, based on their best judgment regarding the application of GAAP and the published rules and regulations of the SEC relative to matters of accounting for business combinations, no conditions exist which would preclude Parent from accounting for the Merger as a "pooling of interests".

            SECTION 4.22. Takeover Statutes. To the best of Parent's knowledge, no Takeover Statute applicable to Parent or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

            SECTION 4.23. Merger Subsidiary. Merger Subsidiary is a newly-formed wholly-owned Subsidiary of Parent that has engaged in no business activities other than as specifically contemplated by this Agreement.


                                    ARTICLE 5

                                    COVENANTS

            SECTION 5.01. Conduct of Company. Company covenants and agrees that, from the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, including Schedules 3.11 and 5.01 hereto, or as reasonably necessary for Company to fulfill its obligations hereunder, Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written approval of Parent (which approval shall not be unreasonably withheld):

            (a) Company will not adopt or propose any change in its articles of incorporation or in its bylaws, other than changes effected to facilitate the Merger;

            (b) Company will not, and will not permit any Subsidiary of Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Company or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries);

            (c) Company will not, and will not permit any Subsidiary of Company to, make any investment in or acquisition of any business or stores of any Person or any material amount of assets (other than inventory), except for
      (i) acquisitions for cash of drug store businesses comprising not more than ten stores in any such business acquisition and (ii) any capital expenditure permitted by Section 5.01(k);

            (d) Company will not, and will not permit any Subsidiary of Company to, sell, lease, license, close, shut down or otherwise dispose of any assets (other than inventory) or stores, except (i) pursuant to existing contracts or commitments listed on Schedule 5.01 or (ii) sales or other dispositions of assets or stores in the ordinary course of business consistent with past practice;

            (e) Company will not, and will not permit any Subsidiary of Company to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than
      (i) cash dividends payable by Company in an aggregate amount not in excess of $.06 per share per calendar quarter and (ii) dividends paid by any Subsidiary of Company to Company or any wholly-owned Subsidiary of Company;

            (f) Company will not, and will not permit any Subsidiary of Company to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Company or its Subsidiaries, other than (i) issuances pursuant to the exercise of stock-based awards or options (including under the plans described in Section 3.05(a)) that are outstanding on the date hereof and are referred to in Section 3.05, (ii) Shares that may become issuable under Company's Employee Stock Purchase Plan, (iii) issuances by any Subsidiary of Company to Company or any wholly-owned Subsidiary of Company, (iv) Shares issuable pursuant to Company's 401(k) Savings Plan and (v) Shares issuable pursuant to options granted to newly hired management level employees in accordance with Company's past practices;

            (g) Company will not, and will not permit any Subsidiary of Company to, redeem, purchase or otherwise acquire directly or indirectly any of Company's capital stock;

            (h) Company will not, and will not permit any Subsidiary of Company to, close, shut down, or otherwise eliminate Company's distribution center;

            (i) Company will not, and will not permit any Subsidiary of Company to, move the location, close, shut down or otherwise eliminate Company's headquarters or effect a general staff reduction at such headquarters;

            (j) except in connection with investments or acquisitions permitted by Section 5.01(c) or 5.01(d), Company will not, and will not permit any Subsidiary of Company to, (i) enter into (or commit to enter into) any new lease or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate (except, in the case of clauses (i) and (ii), pursuant to commitments existing and disclosed to Parent in writing prior to the date hereof or in the ordinary course of business consistent with past practice);

            (k) Company will not, and will not permit any Subsidiary of Company to, make or commit to make any capital expenditure (including for store remodelings, store signage and information systems) except for (i) individual capital expenditure projects or items not exceeding $1,000,000 per project or item and $5,000,000 in the aggregate in respect of all such items or projects, (ii) those projects or items committed to prior to the date hereof and disclosed in writing to

      Parent on Schedule 5.01, (iii) expenditures covered under Section 5.01(c) or 5.01(j), and (iv) expenditures pertaining to the acquisition of drug stores consistent with Section 5.01(c) or the opening of drug stores in the ordinary course of business consistent with past practice;

            (l) Company will not, and will not permit any Subsidiary of Company to, change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver (other than a reasonable extension or waiver) of the limitations period applicable to any Tax claim or assessment, if any such action in this clause (1) would have the effect of materially increasing the aggregate Tax liability for any taxable year or materially reducing the aggregate Tax assets of Company and its Subsidiaries, taken as a whole;

            (m) Company will not, and will not permit any Subsidiary of Company to, increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or existing agreement or commitment;

            (n) Company will not, and will not permit any Subsidiary of Company to, agree or commit to do any of the foregoing; and

            (o) Company will not, and will not permit any Subsidiary of Company to take or agree or commit to take any action that would make any representation and warranty of Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

            SECTION 5.02. Conduct of Parent. From the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, including Schedule 5.02 hereto, or as reasonably necessary for Parent to fulfill its obligations hereunder, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. It is understood that nothing in this Agreement will restrict any acquisition or disposition by Parent or any of its Subsidiaries, in one or more transactions, of any drug store or any drug store or related business (the "PERMITTED PARENT TRANSACTIONS"). Without limiting the generality of the foregoing but subject to the preceding sentence, from the date hereof until the Effective Time, without the prior written approval of Company (which approval shall not be unreasonably withheld):

            (a) Parent will not adopt or propose any change in its certificate of incorporation or any material change in its bylaws, except for the creation of a series of preferred stock in connection with the adoption of a shareholder rights plan or any increase in its authorized capital stock;

            (b) Parent will not, and will not permit any Subsidiary of Parent to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parent or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries);

            (c) Parent will not, and will not permit any Subsidiary of Parent to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Parent or its Subsidiaries, other than (u) issuances of shares of Parent Common Stock in connection with any Permitted Parent Transaction, (v) issuances by any Subsidiary of Parent to Parent or any wholly-owned Subsidiary of Parent, (w) preferred stock purchase rights and related preferred stock in connection with the adoption of a shareholder rights plan, (x) issuances pursuant to the exercise of stock-based awards or options, including under the plans described in Section 4.05(a), outstanding on the date hereof or granted as contemplated in clause (z) below, (y) issuances of shares of Parent Common Stock upon conversion of shares of Parent ESOP Preference Stock outstanding on the date hereof, and (z) any grant of options or other stock based awards in respect of Parent Common Stock to employees or directors of Parent or any of its Subsidiaries under Parent's employee and director stock option and other stock-based plans;

            (d) Parent will not, and will not permit any Subsidiary of Parent to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than
      (i) regular quarterly cash dividends on Parent Common Stock, (ii) required cash dividends on Parent ESOP Preference Stock, (iii) dividends paid by any Subsidiary of Parent to Parent or any wholly-owned Subsidiary of Parent and (iv) in connection with any other changes in the capital structure of Parent that would cause an appropriate adjustment pursuant to
      Section 1.06;

            (e) Parent will not, and will not permit any Subsidiary of Parent to, redeem, purchase or otherwise acquire directly or indirectly any of Parent's capital stock;

            (f) Parent will not, and will not permit any Subsidiary of Parent to, agree or commit to do any of the foregoing; and(g) Parent will not, and will not permit any Subsidiary of Parent to take or agree or commit to take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

            SECTION 5.03. Stockholder Meeting; Proxy Materials; Form S-4. (a) Company shall cause a meeting of its shareholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement (the "COMPANY STOCKHOLDER APPROVAL"). Except as provided in the next sentence, the Board of Directors of Company shall recommend approval and adoption of this Agreement by Company's shareholders. The Board of Directors of Company shall be permitted to (i) not recommend to Company's shareholders that they give the Company Stockholder Approval or (ii) withdraw or modify in a manner adverse to Parent its recommendation to Company's shareholders that they give the Company Stockholder Approval, only (x) if and to the extent that (i) an unsolicited bona fide Superior Proposal (as hereinafter defined) from another Person is pending at such time and (ii) the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary to so withdraw or modify its recommendation to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of an outside legal counsel, and (y) if Company, its Subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of Company and its Subsidiaries and the Affiliates of Company over which Company exercises control complied with their obligations set forth in Section 5.05. In connection with such shareholder meeting, Company (x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (y) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Company Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to such meeting.

            (b) Subject to the terms and conditions of this Agreement and unless the Board of Directors of Company shall take any action permitted by the third sentence of paragraph (a) above, Parent shall (i) promptly prepare and file with the SEC the Form S-4 with respect to the Parent Common Stock issuable in connection with the Merger and take any action required to be taken under applicable state securities laws and the regulations of the NYSE in connection with such issuance of Parent Common Stock and (ii) use its reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after the Form S-4 is filed.

            SECTION 5.04. Access to Information. (a) To the extent permitted by applicable law, from the date hereof until the Effective Time, Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Company's employees, auditors, counsel and financial advisors to cooperate with Parent in its investigation of the business of Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Company to Parent hereunder. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated January 27, 1998, executed by Parent and Goldman, Sachs & Co. on behalf of Company (the "PARENT CONFIDENTIALITY AGREEMENT").

            (b) To the extent permitted by applicable law, from the date hereof until the Effective Time, Parent will give Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Parent and its Subsidiaries, will furnish to Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Parent's employees, auditors, counsel and financial advisors to cooperate with Company in its investigation of the business of Parent and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Parent to Company hereunder. Such information shall be held in confidence to the extent required by, and in accordance with, the letter agreement concerning the confidentiality obligations of Parent between Company and Parent (the "COMPANY CONFIDENTIALITY AGREEMENT").

            SECTION 5.05. No Solicitation. From the date hereof until the termination hereof, Company will not and will cause its Subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of Company and its Subsidiaries and the Affiliates of Company over which Company exercises control not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to Company or any Subsidiary of Company or afford access to the properties, books or records of Company or any Subsidiary of Company to, any Person that has made or is considering making any Acquisition Proposal; provided that nothing contained in this Section 5.05 shall prevent Company from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the Board of Directors of the Company by a majority vote determines in its good faith judgement that it is necessary to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of an outside legal counsel, and (ii) Company receives from such Person an executed confidentiality agreement with terms no less favorable to Company than those contained in the Parent Confidentiality Agreement. Nothing contained in this Agreement shall prevent the Board of Directors of Company from complying with Rule 14e-2 under the 1934 Act with regard to an Acquisition Proposal; provided that the Board of Directors of Company shall not recommend that the shareholders of Company tender their shares in connection with a tender offer except to the extent the Board of Directors of Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors to shareholders under applicable law, after receiving the advice of an outside legal counsel. Company will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) Parent after receipt of any Acquisition Proposal, indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to Company or any Subsidiary of Company or for access to the properties, books or records of Company or any Subsidiary of Company by any Person that may be considering making, or has made, an Acquisition Proposal. Company will keep Parent fully informed of the status and material terms of any such Acquisition Proposal or request. In furtherance and not in limitation of the foregoing, Company shall give Parent at least 24 hours' advance notice of any information to be supplied to, and at least 48 hours' advance notice of any agreement to be entered into with, any Person making such Acquisition Proposal (attaching the most current version of such agreement to such notice). Company will, and will cause its Subsidiaries and the officers, directors, employees and other agents of Company and its Subsidiaries and the Affiliates of Company over which Company exercises control to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

            For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or any Subsidiary of Company or the acquisition of any equity interest in, or a substantial portion of the assets of, Company or any Subsidiary of Company, other than the transactions contemplated by this Agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to Company and its Subsidiaries taken as a whole, that Company has no reason to believe would lead to a change of control Company (or to the acquisition of a substantial portion of the assets of Company and its Subsidiaries). For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal for a majority or all of the outstanding Shares on terms that the Board of Directors of Company determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any breakup fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all Company's stockholders than this Agreement and the Merger taken as a whole.

            SECTION 5.06. Notices of Certain Events. (a) Company and Parent shall promptly notify each other of:

                      (i) any notice or other communication from any Person
            alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                     (ii) any notice or other communication from any
            Governmental Authority in connection with the transactions contemplated by this Agreement.

            (b) Company shall promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Company or any Subsidiary of Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relate to the consummation of the transactions contemplated by this Agreement.

            (c) Parent shall promptly notify Company of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Parent or any Subsidiary of Parent which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

            SECTION 5.07. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

            (b) Each of Parent and Company shall, in connection with the efforts referenced in Section 5.07(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person. For purposes of this Agreement, "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

            SECTION 5.08. Cooperation. Without limiting the generality of
Section 5.07, Parent and Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate in connection with the preparation of the Company Proxy Statement and the Form S-4, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

            SECTION 5.09. Public Announcements. So long as this Agreement is in effect, Parent and Company will consult with each other before issuing any press release or making any SEC filing or other public statement with respect to this Agreement or the transactions contemplated hereby or thereby and, except as may be required by applicable law, court process or any listing agreement with any national securities exchange, will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

            SECTION 5.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            SECTION 5.11. Affiliates; Registration Rights. (a) Company shall use its best efforts to deliver to Parent, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit C-1 hereto executed by each Person listed on Schedule 3.25.

            (b) Parent shall use its best efforts to obtain, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit C-2 hereto executed by each Person listed on Schedule 5.11.

            (c) Prior to the Closing Date, Company shall cause to be delivered to Parent a letter identifying, to the best of Company's knowledge, all Persons who are, at the time of the Company Stockholder Meeting described in Section 5.03(a), deemed to be "affiliates" of Company for purposes of Rule 145 under the 1933 Act (the "1933 ACT AFFILIATES"). Company shall use its reasonable best efforts to cause each Person who is so identified as a 1933 Act Affiliate to deliver to Parent on or prior to the Closing Date a letter agreement substantially in the form of Exhibit C-3 to this Agreement.

            (d) At or prior to the Effective Time, Parent shall enter into a Registration Rights Agreement in the form attached as Exhibit B hereto with the Persons named therein, so long as those Persons who are required to deliver letter agreements under clauses (a) and (c) above have delivered such letters.

            SECTION 5.12. Director and Officer Liability. Parent agrees that at all times after the Effective Time, it shall, or shall cause the Surviving Corporation and its Subsidiaries to indemnify each Person who is now, or has been at any time prior to the date hereof, a director or officer of Company or of any Subsidiary of Company, its successors and assigns (individually an "INDEMNIFIED PARTY" and collectively the "INDEMNIFIED PARTIES"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the 1933 Act, the 1934 Act or state law. In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense described in the preceding sentence, Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the Persons currently covered by such policies as insured) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the aggregate annual premiums for such insurance during such six-year period shall exceed 200% of the per annum rate of the aggregate premium currently paid by Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the most advantageous coverage that shall then be available at an annual premium equal to 200% of such rate. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 5.12. The rights under this Section 5.12 are in addition to rights that an Indemnified Party may have under the articles of incorporation, bylaws, or other similar organizational documents of Company or any of its Subsidiaries or the Michigan Law. The rights under this

Section 5.12 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party.

            SECTION 5.13. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

            SECTION 5.14. Listing of Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

            SECTION 5.15. Antitakeover Statutes. The Company, regardless of any termination of this Agreement (other than a termination of this Agreement pursuant to Section 7.01(a) or 7.01(e) hereof), shall not (a) take any action which, in the reasonable judgment of Parent, would impede, interfere with or attempt to discourage the transactions contemplated by this Agreement or the Option Agreement, (b) amend, revoke, withdraw or modify the approval of the Merger and the other transactions contemplated hereby so as to render the restrictions of Section 775 through Section 784 of the Michigan Law applicable to Parent, Merger Subsidiary or their affiliates, or to any business combination proposed by any of them before or after, or as the result of, the execution and delivery of the Option Agreement or the acquisition of Company Common Stock pursuant thereto, (c) opt in to Section 790 through Section 799 of the Michigan law, or (d) take action rendering the requirements of any of the Sections of the Michigan Law referred to in this Section 5.15 inapplicable to any other Person or any business combination between the Company and any other Person or its affiliates. If any Takeover Statute is or may become applicable to the Merger, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

            SECTION 5.16. Tax and Accounting Treatment. Each of Parent and Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the

Merger from qualifying (A) for "pooling of interests" accounting treatment or
(B) a 368 Reorganization.

            SECTION 5.17. Employee Benefits. (a) Subject to Section 1.04, following the Effective Time, Parent shall, or shall cause the Surviving Corporation to (i) honor all obligations under employment or severance agreements of Company or its Subsidiaries and (ii) pay all benefits accrued through the Effective Time under employee benefit plans, programs, policies and arrangements of Company or its Subsidiaries in accordance with the terms thereof. In furtherance and not in limitation of the foregoing, Parent agrees to provide, or cause the Surviving Corporation to provide, employees of Company who continue to be employed by the Surviving Corporation or its Subsidiaries as of the Effective Time ("CONTINUING EMPLOYEES") for a period of not less than one year following the Effective Time with compensation and benefits no less favorable in the aggregate than the compensation and benefits provided at the Effective Time to similarly situated Parent employees. In addition to the foregoing, for a period of one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, establish and maintain a plan to provide severance and termination benefits to all non-union employees of Company and its Subsidiaries. If Continuing Employees are included in any benefit plan (including provision for vacation) of Parent or its Subsidiaries, the Continuing Employees shall receive credit for service prior to the Effective Time with the Company and its Subsidiaries to the same extent such service by employees of Parent or its Subsidiaries would count for purposes of eligibility, vesting, eligibility for retirement and benefit accrual. If Continuing Employees are included in any medical, dental or health plan other than the plan or plans they participated in as of the Effective Time, any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Benefit Plan as of the Effective Time, and shall provide credit for any deductibles and co-payments applied or made with respect to each Continuing Employee in the calendar year of the change.

            (b) At the Effective Time, Company's Employee Stock Purchase Plan shall be terminated with the effect that the then current offering period under such plan will be terminated effective as of the Effective Time.

            (c) Company shall take such action as may be required to amend its 401(k) Plan in order that after the Effective Time (i) no additional contributions will be allocated to, nor any amounts from other investment accounts under its 401(k) Plan transferred to, the Company Stock Fund and (ii) participants in the Plan are permitted to direct that amounts in their Company Stock Fund account be transferred to any other investment fund available under the Company's 401(k) Plan subject to applicable rules with respect to the frequency of such reallocation. As soon as practicable after the Effective Time, the Continuing Employees shall become participants in Parent's 401(k) Plan and the Company's 401(k) Plan shall be merged with Parent's 401(k) Plan. Until such time, Continuing Employees shall continue to participate in the Company's 401(k) Plan, subject to the modifications described in the preceding language of this paragraph (c).

            SECTION 5.18. Parent Board of Directors. The Board of Directors of Parent shall take such corporate actions as are necessary to provide that, effective at the Effective Time of the Merger, the individual set forth on
Schedule 5.18 shall become a member of the Board of Directors of Parent.

            SECTION 5.19. Combined Financial Results. Parent covenants and agrees for the benefit of the Persons specified in Schedules 3.25 and 5.11 that, as promptly as practicable following the Effective Time, and in any event no later than 40 days after the end of the calendar month in which the Effective Time occurs, it will publicly release the financial results of Parent and Company that includes a 30-day period following the Effective Time.

            SECTION 5.20. Charitable Commitment. Parent agrees that for a period of five years following the Effective Time, Parent will maintain a charitable commitment within the State of Michigan, such commitment to take the form of and include contributions, sponsorship of charitable events and similar activities; provided that Parent shall not be required to expend more than $600,000 annually in respect of such commitment. Such contributions and sponsorships shall be under the supervision of a committee of the Parent's board of directors or any individual designated by such committee.

            SECTION 5.21. Parent's Registration Rights. Company agrees that it will provide Parent with registration rights with respect to shares of the Company Common Stock, if any, that are acquired by Parent pursuant to the Option Agreement. Such registration rights shall be substantially the same as the registration rights provided by Parent under the Registration Rights Agreement attached as Exhibit B hereto (treating for that purpose Company as the Issuer and the Company Common Stock as Registrable Securities thereunder, and construing the other provisions thereof accordingly).


                                    ARTICLE 6

                            CONDITIONS TO THE MERGER

            SECTION 6.01. Conditions to the Obligations of Each Party. The obligations of Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

            (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the shareholders of Company in accordance with the Michigan Law;

            (b) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired;

            (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

            (d) there shall not be pending any suit, action or proceeding by any Governmental Authority, (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to obtain from Parent or Company any damages the amount of which would be reasonably likely to have a Material Adverse Effect on Company and Parent, taken as a whole, or (ii) except to the extent consistent with the obligations of Company and Parent under Section 5.07, seeking to prohibit or limit the ownership or operation by Company, Parent or any of their respective Subsidiaries of, or to compel Parent, Company or any of their respective Subsidiaries to dispose of or hold separate, any material portion of the business or assets of Parent, Company or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement;

            (e) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

            (f) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

            (g) (i) Parent shall have received a letter from KPMG Peat Marwick LLP dated as of the Closing Date and addressed to Parent, stating that KPMG Peat Marwick LLP believes that the acquisition of Company by Parent should be treated as a pooling of interests in conformity with GAAP as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect and (ii) Company shall have received a letter from Coopers & Lybrand LLP dated as of the Closing Date and addressed to Company, stating that Coopers & Lybrand LLP believes that the acquisition of Company by Parent should be treated as a pooling of interests in conformity with GAAP as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect.

            SECTION 6.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

            (a) (i) Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (ii) the representations and warranties of Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time, except (x) for changes specifically permitted by this Agreement and
      (y) those representations and warranties that address matters only as of a particular date which are true and correct in all material respects as of such date; and Parent shall have received a certificate signed by an executive officer of Company to the effect set forth in clauses (i) and
      (ii).

            SECTION 6.03. Conditions to the Obligations of Company. The obligations of Company to consummate the Merger are subject to the satisfaction (or waiver by Company) of the following further conditions:

            (a) (i) Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (ii) the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time, except (x) for changes specifically permitted by this Agreement and (y) those representations and warranties that address matters only as of a particular date which are true and correct in all material respects as of such date; and Company shall have received a certificate signed by an executive officer of Parent to the effect set forth in clauses (i) and
      (ii); and

            (b) Company shall have received an opinion of Weil, Gotshal & Manges LLP in form and substance reasonably satisfactory to Company, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, substantially to the effect that none of its stockholders shall recognize gain or loss for U.S. federal income tax purposes on their exchange of Company Common Stock solely for Parent Common Stock pursuant to the Merger (other than in respect of any cash paid in lieu of fractional shares). In rendering the opinions described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers and principal stockholders of Company, Parent and their respective Subsidiaries (the certificates substantially in the form of Exhibits D and E).


                                    ARTICLE 7

                                   TERMINATION

            SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of Company):

            (a)   by mutual written consent of Company and Parent;

            (b)   by either Company or Parent,

                      (i) if the Merger has not been consummated by August 31,
            1998 (the "END DATE"); or

                     (ii) if the Company Stockholder Approval shall not have
            been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

            (c) by either Company or Parent (so long as such party has complied in all material respects with its obligations under Section 5.07), if consummation of the Merger would violate or be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining Company or Parent from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable;

            (d) by Parent, if the Board of Directors of Company shall have failed to recommend or withdrawn, or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal, or Company shall have entered into a definitive agreement in respect of an Acquisition Proposal with a Person other than Parent or its Subsidiaries (or the

      Board of Directors of Company resolves to do any of the foregoing); and

            (e) by Company, if (i) the Board of Directors of Company authorizes Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within 48 hours of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of Company as the Superior Proposal and (iii) Company prior to such termination pursuant to this clause (e) pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.04. Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least 48 hours after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

            The party desiring to terminate this Agreement pursuant to clauses
(b), (c), (d) or (e) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.01, specifying the provision hereof pursuant to which such termination is effected. Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 7.01 shall not be available to any party (1) that is in material breach of its obligations hereunder or (2) whose failure to fulfill its obligations or to comply with its covenants under this Agreement in all material respects has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

            SECTION 7.02. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 7.02, in Section

5.21 and in Section 8.04 and in the Parent Confidentiality Agreement and the Company Confidentiality Agreement shall survive the termination hereof, except that nothing in the Company Confidentiality Agreement shall restrict the exercise by Parent of any of its rights under this Agreement or the Option Agreement or the transactions contemplated hereby and thereby and (b) no such termination shall relieve any party of any liability or damages resulting from any willful material breach by that party of this Agreement.


                                    ARTICLE 8

                                  MISCELLANEOUS

            SECTION 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

            if to Parent, to:

                  CVS Corporation
                  One CVS Drive
                  Woonsocket, RI 02895
                  Fax:  (401) 762-3012
                  Attention:  Thomas M. Ryan, Vice Chairman and
                                Chief Operating Officer

            with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Fax:  (212) 450-4800
                        Attention: Dennis S. Hersch, Esq.

            if to Company, to:

                  Arbor Drugs, Inc.
                  3331 West Big Beaver Road
                  Troy, Michigan 48084
                  Fax:  (248) 637-1634
                  Attention:  Eugene Applebaum
            with a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Fax:  (212) 310-8007
                  Attention:  Dennis J. Block, Esq.

                  and

                  Honigman Miller Schwartz and Cohn
                  2290 First National Building
                  Detroit, Michigan 48226
                  Fax:  (313) 962-0176
                  Attention:  Alan S. Schwartz, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.01 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.01.

            SECTION 8.02. Entire Agreement; Non-survival of Representations and Warranties; Third Party Beneficiaries. (a) This Agreement (including any exhibits hereto), the other agreements referred to in this Agreement and the Parent Confidentiality Agreement and the Company Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement, the Parent Confidentiality Agreement, the Company Confidentially Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any Person other than the parties hereto or thereto any rights or remedies (except that Article I and Sections 5.12, Section 5.17(a) and Section 5.19 are intended to confer rights and remedies on the Persons specified therein).

            (b) The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Effective Time.

            SECTION 8.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of Company, there shall be made no amendment that by law requires further approval by stockholders without the further approval of such stockholders

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            SECTION 8.04. Expenses. (a) Except as otherwise specified in this
Section 8.04 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

            (b)   If:

                        (x) Company shall terminate this Agreement
                  pursuant to Section 7.01(e);

                        (y) Parent shall terminate this Agreement
                  pursuant to Section 7.01(d), or

                        (z) either Company or Parent shall terminate this
                  Agreement pursuant to Section 7.01(b)(ii) in circumstances where the Company Stockholder Approval has not been obtained and (1) Company has not complied with its obligation to recommend the Company Stockholder Approval in accordance with
                  Section 5.03(a) or (2) prior to the Company

                  Stockholder Meeting an Acquisition Proposal is made and Company enters into a definitive agreement in respect of an Acquisition Proposal with any Person (other than Parent or an Affiliate of Parent) within twelve months after termination of this Agreement, then in any case as described in clause (x), (y) or (z) (each such case of termination being referred to as a "TRIGGER EVENT"), Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clause (z)(2), the date of consummation of the Acquisition Proposal contemplated by such definitive agreement or, if such definitive agreement contains any conditions relating to the fee due hereunder, the date of such agreement) an amount equal to $60 million. Acceptance by Parent of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

            SECTION 8.05. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent, it being understood that no such assignment shall relieve Parent from any of its obligations hereunder.

            SECTION 8.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Michigan (without regard to principles of conflict of laws).

            SECTION 8.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any Federal court located in the State of Michigan or any Michigan state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Michigan. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

            SECTION 8.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

            SECTION 8.09. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 8, 1998.

            SECTION 8.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            SECTION 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Michigan or any Michigan state court, in addition to any other remedy to which they are entitled at law or in equity.

            SECTION 8.12. Joint and Several Liability. Parent and Merger Subsidiary hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                       CVS CORPORATION

                                       By: /s/ T.M. Ryan
                                           ------------------------------
                                           Name: Thomas M. Ryan
                                           Title: Vice Chairman and Chief
                                                  Operating Officer



                                       ARBOR DRUGS, INC.

                                       By: /s/ Eugene Applebaum
                                           ------------------------------
                                           Name: Eugene Applebaum
                                           Title: Chairman, Chief Executive
                                                  Officer and President



                                       RED ACQUISITION, INC.

                                       By: /s/ Charles Conaway
                                           ------------------------------
                                           Name: Charles Conaway
                                           Title: President